SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2011

SHAWCORE DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-162461	42-1766696
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
601 North Congress Ave., Suite 303 Delray Beach, Florida 33445 (Address of principal executive offices) (888-976-4531) (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Shawcore Development Corp.

Form 8-K

Current Report

Item 3.02

Unregistered Sales of Equity Securities

The following table sets forth, as of July 5th, 2011, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 5,375,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:

Omar John Ahmadzai (1) 601 North Congress Ave., Suite 303 Delray Beach, Florida 33445	3,000,000	58.81%
All executive officers and directors as a group (1 person)	3,000,000	58.81%

(1)

Mr. Ahmadzai acquired these shares on June 27, 2011 in a private transaction from Gary Burkinshaw our former President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director.

 Item 5.01

Changes in Control of Registrant

On June 27, 2011, Omar John Ahmadzai (“Mr. Ahmadzai”) acquired control of three million (3,000,000) shares of the Company’s issued and outstanding common stock, representing approximately 58.81% of the Company’s total issued and outstanding common stock, from Gary Burkinshaw (“Mr. Burkinshaw”), in accordance with stock purchase agreements between Mr. Ahmadzai and Mr. Burkinshaw, (the “Stock Purchase Agreements”).  Pursuant to the Stock Purchase Agreements, Mr. Ahmadzai paid a purchase price of ten thousand dollars ($10,000) to Mr. Burkinshaw in exchange for the shares.

As part of the acquisition the following changes to the Company's directors and officers have occurred:

•

As of June 17th, 2011, Mr. Burkinshaw resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director.

•

As of June 17th, 2011, Mr. Ahmadzai was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 6th, 2011	Shawcore Development Corp.

By: /s/ Omar John Ahmadzai
Omar John Ahmadzai,
President